Exhibit 5.1
Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois 60606-4637
Main Tel (312) 782-0600
Main Fax (312) 701-7711
www.mayerbrown.com
January 9, 2009
Devon Energy Corporation
20 North Broadway
Oklahoma City, OK 73102
Re: Devon Energy Corporation
Ladies and Gentlemen:
We have acted as special counsel to Devon Energy Corporation, a Delaware corporation (the “Company”), in connection with the offer and sale of $500,000,000 aggregate principal amount of its 5.625% senior notes due January 15, 2014 (the “2014 Notes”) and $700,000,000 aggregate principal amount of its 6.30% senior notes due January 15, 2019 (the “2019 Notes” and, together with the 2014 Notes, the “Securities”) as set forth in the Prospectus Supplement, dated January 6, 2009 (the “Prospectus Supplement”), as filed with the Securities and Exchange Commission pursuant to Rule 424(b)(2) under the Securities Act of 1933, as amended.
The Securities will be issued under an Indenture, dated as of March 1, 2002, as previously supplemented, between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York), as trustee (the “Indenture”), to be further supplemented by a supplemental indenture relating to the Securities to be dated January 9, 2009.
As special counsel to the Company, we have examined originals or copies certified or otherwise identified to our satisfaction of the Company’s Restated Certificate of Incorporation, the Company’s Bylaws, resolutions of the Company’s Board of Directors, resolutions of a committee of the Company’s Board of Directors and such Company records, certificates and other documents and such questions of law as we considered necessary or appropriate for the purpose of this opinion. In rendering this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.
Based upon and subject to the foregoing and to the assumptions, conditions and limitations set forth herein, we are of the opinion that upon the due execution, authentication, issuance and delivery of the Securities, and the receipt of the consideration therefor set forth in the Prospectus Supplement, the Securities will be valid and binding obligations of the Company entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors’ rights generally and subject to general principles of equity.
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Mayer Brown llp
January 9, 2009

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K.
Very truly yours,
/s/ Mayer Brown LLP
MAYER BROWN LLP